ENERGY TRANSFER PARTNERS
REPORTS FOURTH QUARTER RESULTS
Dallas – February 18, 2015 – Energy Transfer Partners, L.P. (NYSE: ETP) today reported its financial results for the quarter ended December 31, 2014. Adjusted EBITDA for Energy Transfer Partners, L.P. (“ETP” or the “Partnership”) for the three months ended December 31, 2014 totaled $1.28 billion, an increase of $296 million over the same period last year. Distributable Cash Flow attributable to the partners of ETP for the three months ended December 31, 2014 totaled $623 million, an increase of $141 million over the same period last year. Distributable Cash Flow per Common Unit was $1.19 for the three months ended December 31, 2014, an overall increase of 34% from the same period last year. Income from continuing operations for the three months ended December 31, 2014 was $36 million, an increase of $498 million over the same period last year, including the impact of a $689 million non-cash goodwill impairment in 2013.
In January 2015, ETP announced that its Board of Directors approved an increase in its quarterly distribution to $0.9950 per unit ($3.98 annualized) on ETP Common Units for the quarter ended December 31, 2014, representing an increase of $0.30 per Common Unit on an annualized basis, or 8.2%, compared to the fourth quarter of 2013. For the quarter ended December 31, 2014, ETP’s distribution coverage ratio was 1.12x.
ETP’s other recent key accomplishments include the following:

•
In January 2015, ETP and Regency Energy Partners LP (“Regency”) announced their entry into a definitive merger agreement pursuant to which ETP will acquire Regency. Under the terms of the definitive merger agreement, holders of Regency common units will receive 0.4066 ETP Common Units for each Regency common unit. Regency unitholders will also receive at closing an additional $0.32 per common unit in the form of ETP Common Units (based on the price for ETP Common Units prior to the merger closing). The transaction is expected to close in the second quarter of 2015.

•
In January 2015, ETP’s affiliate Rover Pipeline LLC (“Rover”) signed a contract with Vector Pipeline (“Vector”) and its affiliates for firm transportation capacity to deliver gas to markets in Michigan and the Union Gas Dawn Hub in Ontario, Canada as part of the Rover pipeline project. The capacity arrangement with Vector eliminates the need to build 110 miles of pipeline through Michigan and will eliminate the Canadian construction entirely.

•
As a result of AE–Midco Rover, LLC’s (“AE–Midco”) recent exercise of its option to increase its equity ownership interest in Rover, AE–Midco (and an affiliate of AE–Midco) will own 35% of Rover and ETP will own 65%.

•
In December 2014, ETP and Energy Transfer Equity, L.P. (“ETE”) announced the final terms of a transaction, whereby ETE will transfer 30.8 million ETP Common Units, ETE’s 45% interest in the Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline (collectively, the “Bakken pipeline project”), and $879 million in cash (less amounts funded prior to closing by ETE for capital expenditures for the Bakken pipeline project) in exchange for 30.8 million newly issued Class H Units of ETP that, when combined with the 50.2 million previously issued Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics. In addition, ETE and ETP agreed to reduce the IDR subsidies that ETE previously agreed to provide to ETP, with such reductions occurring in 2015 and 2016. This transaction is expected to close in March 2015.

•
In November 2014, ETP and Regency announced that Lone Star NGL LLC (“Lone Star”) will construct a 533 mile, 24- and 30-inch NGL pipeline from the Permian Basin to Mont Belvieu, Texas and convert Lone Star’s existing West Texas 12-inch NGL pipeline into crude oil/condensate service. The new pipeline and conversion projects, estimated to cost between $1.5 billion and $1.8 billion, are expected to be operational by the third quarter of 2016 and the first quarter of 2017, respectively.

•
As of December 31, 2014, ETP’s $2.5 billion revolving credit facility had $570 million of outstanding borrowings, and its leverage ratio, as defined by the credit agreement, was 3.87x. In February 2015, ETP amended its revolving credit facility to increase the capacity to $3.75 billion.

An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Thursday, February 19, 2015 to discuss the fourth quarter 2014 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s web site for a limited time.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 43% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 30.8 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 57.2 million RGP common units. On a consolidated basis, ETE’s family of companies own and operate approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.
Sunoco LP (NYSE: SUN) is a master limited partnership that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. Sunoco LP also operates more than 150 convenience stores and retail fuel sites. Sunoco LP’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco LP web site at www.sunocolp.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our web site at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	December 31,
	2014	2013
ASSETS

CURRENT ASSETS	$5,439	$6,239

PROPERTY, PLANT AND EQUIPMENT, net	29,743	25,947

ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	3,840	4,436
NON-CURRENT PRICE RISK MANAGEMENT ASSETS	—	17
GOODWILL	6,419	4,729
INTANGIBLE ASSETS, net	2,087	1,568
OTHER NON-CURRENT ASSETS, net	693	766
Total assets	$48,221	$43,702

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$6,040	$6,067

LONG-TERM DEBT, less current maturities	18,332	16,451
NON-CURRENT PRICE RISK MANAGEMENT LIABILITIES	138	54
DEFERRED INCOME TAXES	4,226	3,762
OTHER NON-CURRENT LIABILITIES	1,206	1,080

COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	15	—

EQUITY:
Total partners’ capital	12,070	11,540
Noncontrolling interest	6,194	4,748
Total equity	18,264	16,288
Total liabilities and equity	$48,221	$43,702

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
REVENUES	$12,279	$12,032	$51,158	$46,339
COSTS AND EXPENSES:
Cost of products sold	10,914	10,727	45,540	41,204
Operating expenses	558	384	1,636	1,441
Depreciation and amortization	307	268	1,130	1,032
Selling, general and administrative	117	115	377	432
Goodwill impairment	—	689	—	689
Total costs and expenses	11,896	12,183	48,683	44,798
OPERATING INCOME (LOSS)	383	(151)	2,475	1,541
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(212)	(217)	(860)	(849)
Equity in earnings of unconsolidated affiliates	29	35	234	172
Gain on sale of AmeriGas common units	—	—	177	87
Gains (losses) on interest rate derivatives	(84)	(2)	(157)	44
Non-operating environmental remediation	—	(168)	—	(168)
Other, net	7	(1)	(25)	5
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	123	(504)	1,844	832
Income tax expense (benefit) from continuing operations	87	(42)	355	97
INCOME (LOSS) FROM CONTINUING OPERATIONS	36	(462)	1,489	735
Income (loss) from discontinued operations	(2)	(11)	64	33
NET INCOME (LOSS)	34	(473)	1,553	768
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(74)	68	217	312
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	108	(541)	1,336	456
GENERAL PARTNER’S INTEREST IN NET INCOME	140	77	513	506
CLASS H UNITHOLDER’S INTEREST IN NET INCOME	58	48	217	48
COMMON UNITHOLDERS’ INTEREST IN NET INCOME (LOSS)	$(90)	$(666)	$606	$(98)
INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON UNIT:
Basic	$(0.27)	$(1.87)	$1.58	$(0.23)
Diluted	$(0.27)	$(1.87)	$1.58	$(0.23)
NET INCOME (LOSS) PER COMMON UNIT:
Basic	$(0.28)	$(1.90)	$1.77	$(0.18)
Diluted	$(0.28)	$(1.90)	$1.77	$(0.18)
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING:
Basic	351.2	345.1	331.5	343.4
Diluted	351.2	345.1	332.8	343.4

SUPPLEMENTAL INFORMATION
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow (a):
Net income (loss)	$34	$(473)	$1,553	$768
Interest expense, net of interest capitalized	212	217	860	849
Gain on sale of AmeriGas common units	—	—	(177)	(87)
Goodwill impairment	—	689	—	689
Income tax expense (benefit) from continuing operations (b)	87	(42)	355	97
Depreciation and amortization	307	268	1,130	1,032
Non-cash compensation expense	16	11	58	47
(Gains) losses on interest rate derivatives	84	2	157	(44)
Unrealized gains on commodity risk management activities	(37)	(6)	(23)	(51)
Inventory valuation adjustments	456	19	473	(3)
Non-operating environmental remediation	—	168	—	168
Equity in earnings of unconsolidated affiliates	(29)	(35)	(234)	(172)
Adjusted EBITDA related to unconsolidated affiliates	145	155	674	629
Other, net	7	13	3	31
Adjusted EBITDA (consolidated)	1,282	986	4,829	3,953
Adjusted EBITDA related to unconsolidated affiliates	(145)	(155)	(674)	(629)
Distributions from unconsolidated affiliates	84	123	348	464
Interest expense, net of interest capitalized	(212)	(217)	(860)	(849)
Amortization included in interest expense	(13)	(17)	(61)	(80)
Current income tax expense from continuing operations	(69)	(4)	(402)	(49)
Transaction-related income taxes (c)	15	—	396	—
Maintenance capital expenditures	(147)	(109)	(343)	(343)
Other, net	3	—	5	4
Distributable Cash Flow (consolidated)	798	607	3,238	2,471
Distributable Cash Flow attributable to Sunoco Logistics Partners L.P. (“Sunoco Logistics”) (100%)	(177)	(157)	(750)	(660)
Distributions from Sunoco Logistics to ETP	81	57	285	204
Distributable Cash Flow attributable to Sunoco LP (100%)	(52)	—	(56)	—
Distributions from Sunoco LP to ETP	10	—	18	—
Distributions to ETE in respect of ETP Holdco Corporation (“Holdco”)	—	—	—	(50)
Distributions to Regency in respect of Lone Star (d)	(37)	(25)	(150)	(87)
Distributable Cash Flow attributable to the partners of ETP	$623	$482	$2,585	$1,878

Distributions to the partners of ETP:
Limited Partners (e):
Common units held by public	$321	$263	$1,179	$997
Common units held by ETE	31	45	119	268
Class H Units held by ETE Common Holdings, LLC (“ETE Holdings”) (f)	60	54	219	105
General Partner interests held by ETE	5	5	21	20
Incentive Distribution Rights (“IDRs”) held by ETE	208	173	754	701
IDR relinquishment related to previous transactions	(68)	(57)	(250)	(199)
Total distributions to be paid to the partners of ETP	557	483	2,042	1,892
Distributions credited to Holdco transactions (g)	—	—	—	(68)
Net distributions to the partners of ETP	$557	$483	$2,042	$1,824
Distribution coverage ratio (h)	1.12x	1.00x	1.27x	1.03x

Distributable Cash Flow per Common Unit (i)	$1.19	$0.89	$5.55	$3.64

(a)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
ETP defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on ETP’s proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
ETP defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Distributable Cash Flow reflects earnings from unconsolidated affiliates on a cash basis.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among ETP’s subsidiaries, the Distributable Cash Flow generated by ETP’s subsidiaries may not be available to be distributed to the partners of ETP. In order to reflect the cash flows available for distributions to the partners of ETP, ETP has reported Distributable Cash Flow attributable to the partners of ETP, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the partners of ETP includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the partners of ETP is net of distributions to be paid by the subsidiary to the noncontrolling interests. Currently, Lone Star is such a subsidiary, as it is 30% owned by Regency, which is an unconsolidated affiliate. Prior to April 30, 2013, Holdco was also such a subsidiary, as ETE held a noncontrolling interest in Holdco.

The Partnership has presented Distributable Cash Flow in previous communications; however, the Partnership changed its calculation of this non-GAAP measure in recent periods and has revised amounts in prior periods to be consistent with the Partnership’s updated calculation of this measure.
Previously, the Partnership’s calculation of Distributable Cash Flow reflected income tax expense from continuing operations, which included current and deferred income taxes. Current income tax expense represents the estimated taxes that will be payable or refundable for the current period, while deferred income taxes represent the estimated tax effects of tax carryforwards and the reversal of temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The Partnership revised its calculation of Distributable Cash Flow to reflect current income tax expense from continuing operations, rather than total income tax expense from continuing operations. Management believes that this revised calculation is more useful and more accurately reflects the cash flows of the Partnership that are available for payment of distributions.
Distributable Cash Flow previously reported for the three months and year ended December 31, 2013 has been revised to reflect this change.

(b)
Income tax expense is based on the earnings of our taxable subsidiaries. For the three months ended December 31, 2014, our effective income tax rate was substantially higher primarily due to non-cash inventory valuation adjustments recognized by subsidiaries other than our taxable subsidiaries.

(c)
Translation-related income taxes primarily included income tax expense related to the Lake Charles LNG Transaction. For the year ended December 31, 2014, amounts previously reported for each of the interim periods have been adjusted to reflect income taxes related to other transactions, which amounts had not previously been reflected in the calculation of Distributable Cash Flow for such interim periods.

(d)
Cash distributions to Regency in respect of Lone Star consist of cash distributions paid in arrears on a quarterly basis. These amounts are in respect of the periods then ended, including payments made in arrears subsequent to period end.

(e)	Distributions on ETP Common Units, as reflected above, exclude cash distributions on ETP Common Units held by subsidiaries of ETP.

(f)	Distributions on the Class H Units for the three months and years ended December 31, 2014 and 2013 were calculated as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
General partner distributions and incentive distributions from Sunoco Logistics	$54	$35	$185	$67
	50.05%	50.05%	50.05%	50.05%
Share of Sunoco Logistics general partner and incentive distributions payable to Class H Unitholder	27	18	93	34
Incremental distributions payable to Class H Unitholder	33	36	126	71
Total Class H Unit distributions	$60	$54	$219	$105
Incremental distributions to the Class H Unitholder is based on the scheduled amounts through the first quarter of 2017, as set forth in Amendment No. 5 to ETP’s Amended and Restated Agreement of Limited Partnership.

(g)
For the three months and year ended December 31, 2013, net distributions to the partners of ETP excluded distributions paid in respect of the quarter ended March 31, 2013 on 49.5 million ETP Common Units issued to ETE as a portion of the consideration for ETP’s acquisition of ETE’s interest in Holdco on April 30, 2013. These newly issued ETP Common Units received cash distributions on May 15, 2013; however, such distributions were reduced from the total cash portion of the consideration paid to ETE in connection with the April 30, 2013 Holdco Transaction.

(h)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to the partners of ETP divided by net distributions expected to be paid to the partners of ETP in respect of such period.

(i)
The Partnership defines Distributable Cash Flow per Common Unit for a period as the quotient of Distributable Cash Flow attributable to the partners of ETP, net of distributions related to the Class H Units and the General Partner and IDR interests, divided by the weighted average number of Common Units outstanding.

Similar to Distributable Cash Flow, as described above, Distributable Cash Flow per Common Unit is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay to its unitholders. Using this measure, the Partnership’s management can compare Distributable Cash Flow among different periods on a per-unit basis.
Distributable Cash Flow per Common Unit is calculated as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Distributable Cash Flow attributable to the partners of ETP	$623	$482	$2,585	$1,878
Less:
Class H Units held by ETE Holdings	(60)	(54)	(219)	(105)
General Partner interests held by ETE	(5)	(5)	(21)	(20)
IDRs held by ETE	(208)	(173)	(754)	(701)
IDR relinquishment related to previous transactions	68	57	250	199
	$418	$307	$1,841	$1,251
Weighted average Common Units outstanding – basic	351.2	345.1	331.5	343.4
Distributable Cash Flow per Common Unit	$1.19	$0.89	$5.55	$3.64

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
Our segment results were presented based on the measure of Segment Adjusted EBITDA. The tables below identify the components of Segment Adjusted EBITDA, which was calculated as follows:

•
Gross margin, operating expenses, and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•
Unrealized gains or losses on commodity risk management activities and inventory valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate gross margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•
Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•
Adjusted EBITDA related to unconsolidated affiliates. These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates. Amounts reflected are calculated consistently with our definition of Adjusted EBITDA.

	Three Months Ended December 31,
	2014	2013	Change
Segment Adjusted EBITDA:
Midstream	$166	$129	$37
Liquids transportation and services	159	94	65
Interstate transportation and storage	281	301	(20)
Intrastate transportation and storage	105	112	(7)
Investment in Sunoco Logistics	237	210	27
Retail marketing	295	91	204
All other	39	49	(10)
	$1,282	$986	$296

Midstream

	Three Months Ended December 31,
	2014	2013	Change
Gathered volumes (MMBtu/d):	3,460,944	2,447,559	1,013,385
NGLs produced (Bbls/d):	201,620	119,878	81,742
Equity NGLs produced (Bbls/d):	15,105	11,036	4,069
Revenues	$723	$563	$160
Cost of products sold	518	400	118
Gross margin	205	163	42
Unrealized gains on commodity risk management activities	—	(2)	2
Operating expenses, excluding non-cash compensation expense	(33)	(31)	(2)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(4)	(2)
Other	—	3	(3)
Segment Adjusted EBITDA	$166	$129	$37
Gathered volumes, NGLs produced and equity NGLs produced increased primarily due to increased production by our customers in the Eagle Ford Shale and increased volumes resulting from an increase of 320 MMcf/d in processing capacity at our Jackson and Rebel processing plants since last year.
Segment Adjusted EBITDA for the midstream segment reflected an increase in gross margin as follows:

	Three Months Ended December 31,
	2014	2013	Change
Gathering and processing fee-based revenues	$160	$122	$38
Non fee-based contracts and processing	45	41	4
Total gross margin	$205	$163	$42
Midstream gross margin reflected an increase in fee-based revenues of $38 million primarily due to increased production and increased capacity from assets recently placed in service in the Eagle Ford Shale and the Permian Basin.

Liquids Transportation and Services

	Three Months Ended December 31,
	2014	2013	Change
Liquids transportation volumes (Bbls/d)	442,428	280,905	161,523
NGL fractionation volumes (Bbls/d)	213,710	125,275	88,435
Revenues	$982	$776	$206
Cost of products sold	770	643	127
Gross margin	212	133	79
Unrealized gains on commodity risk management activities	(11)	—	(11)
Operating expenses, excluding non-cash compensation expense	(38)	(37)	(1)
Selling, general and administrative expenses, excluding non-cash compensation expense	(5)	(3)	(2)
Adjusted EBITDA related to unconsolidated affiliates	1	1	—
Segment Adjusted EBITDA	$159	$94	$65
The increase in liquids transportation volumes was primarily due to an increase in NGL production from our Jackson processing plant and volumes transported on our wholly-owned pipelines to our Mont Belvieu, Texas facilities of 72,000 Bbls/d. Volumes transported from west Texas and the Eagle Ford Shale on our Lone Star pipeline system increased 59,000 Bbls/d and the remainder was due to volumes transported on our wholly-owned Rio Bravo crude oil pipeline, which was placed in service in October 2014. Average daily fractionated volumes increased due to the commissioning of our second 100,000 Bbls/d fractionator at Mont Belvieu, Texas in October 2013. These volumes include all physical and contractual volumes where we collected a fractionation fee.
Segment Adjusted EBITDA for the liquids transportation and services segment reflected an increase in gross margin as follows:

	Three Months Ended December 31,
	2014	2013	Change
Transportation margin	$100	$52	$48
Processing and fractionation margin	66	40	26
Storage margin	44	38	6
Other margin	2	3	(1)
Total gross margin	$212	$133	$79
Transportation margin increased primarily due to higher volumes transported from west Texas and the Eagle Ford Shale on our Lone Star pipeline system and increases in NGL production from our processing plants that connect to various fractionators via our wholly-owned pipelines.
Processing and fractionation margin increased primarily due to the startup of Lone Star’s second fractionator at Mont Belvieu, Texas in October 2013.
Storage margin increased primarily due to increased throughput activity.

Interstate Transportation and Storage

	Three Months Ended December 31,
	2014	2013	Change
Natural gas transported (MMBtu/d)	6,171,259	6,405,185	(233,926)
Natural gas sold (MMBtu/d)	15,643	19,244	(3,601)
Revenues	$267	$317	$(50)
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(72)	(91)	19
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(16)	(14)	(2)
Adjusted EBITDA related to unconsolidated affiliates	91	89	2
Other	11	—	11
Segment Adjusted EBITDA	$281	$301	$(20)

Distributions from unconsolidated affiliates	$61	$83	$(22)
Transported volumes decreased primarily due to lower contract utilization on the Panhandle and Trunkline pipelines, which was the result of higher utilization in the prior period attributable to colder weather. The decrease in transported volumes also reflected lower gas supply into the Sea Robin pipeline due to producer maintenance related outages. These decreases in volumes transported were partially offset by higher volumes transported on the Tiger pipeline due to increased demand as a result of colder weather in the Midwest.
Segment Adjusted EBITDA for the interstate transportation and storage segment decreased primarily due to the deconsolidation of Lake Charles LNG effective January 1, 2014, which reduced Segment Adjusted EBITDA by $48 million. This decrease was partially offset by an $8 million increase in reservation revenues and the recognition of an $11 million keep-whole payment from our FEP joint venture partner.
The decrease in cash distributions from unconsolidated affiliates reflected a decrease in cash distributions from Citrus due to slightly higher maintenance capital requirements and the timing of settlement of certain working capital items.
Intrastate Transportation and Storage

	Three Months Ended December 31,
	2014	2013	Change
Natural gas transported (MMBtu/d)	8,485,823	8,919,220	(433,397)
Revenues	$610	$592	$18
Cost of products sold	446	415	31
Gross margin	164	177	(13)
Unrealized gains on commodity risk management activities	(4)	(9)	5
Operating expenses, excluding non-cash compensation expense	(49)	(51)	2
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(5)	(1)
Segment Adjusted EBITDA	$105	$112	$(7)
Transported volumes decreased compared to the same period last year primarily due to slightly lower production by producers connected to our pipelines partially offset by increased volumes due to a more favorable pricing environment.
Intrastate transportation and storage gross margin decreased primarily due to a decline in the spreads between the spot and forward prices on natural gas we own in the Bammel storage facility. The decrease in storage margin was partially offset by higher transportation fees due to increased rates and a slight increase in natural gas sales.

Investment in Sunoco Logistics

	Three Months Ended December 31,
	2014	2013	Change
Revenue	$3,875	$4,288	$(413)
Cost of products sold	3,802	4,040	(238)
Gross margin	73	248	(175)
Unrealized (gains) losses on commodity risk management activities	(3)	11	(14)
Operating expenses, excluding non-cash compensation expense	(73)	(31)	(42)
Selling, general and administrative expenses, excluding non-cash compensation expense	(32)	(19)	(13)
Inventory valuation adjustments	258	—	258
Adjusted EBITDA related to unconsolidated affiliates	13	10	3
Other	1	(9)	10
Segment Adjusted EBITDA	$237	$210	$27
Segment Adjusted EBITDA related to Sunoco Logistics increased due to an increase of $40 million from terminal facilities, primarily due to higher volumes and increased margins from refined products and NGL acquisition and marketing activities. The increase was partially offset by a decrease of $17 million from crude oil pipelines.
Retail Marketing

	Three Months Ended December 31,
	2014	2013	Change
Retail gasoline outlets, end of period:
Total	6,650	5,112	1,538
Company-operated	1,251	513	738
Motor fuel sales:
Total gallons (in millions)	1,912	1,304	608
Company-operated (gallons/month per site)	162,993	193,901	(30,908)
Motor fuel gross profit (cents per gallon):
Total	20.7	10.2	10.5
Company-operated	37.4	25.7	11.7
Merchandise sales	$489	$152	$337

Revenue	$5,920	$5,201	$719
Cost of products sold	5,493	4,961	532
Gross margin	427	240	187
Unrealized gains on commodity risk management activities	(7)	(2)	(5)
Operating expenses, excluding non-cash compensation expense	(283)	(140)	(143)
Selling, general and administrative expenses, excluding non-cash compensation expense	(41)	(26)	(15)
Inventory valuation adjustments	198	19	179
Adjusted EBITDA related to unconsolidated affiliates	1	—	1
Segment Adjusted EBITDA	$295	$91	$204

The results reflected above include Sunoco LP.
Retail marketing gross margin increased due to the net impacts of the following:

•	increases of $268 million and $10 million from the acquisitions of Susser in August 2014 and Tigermarket in May 2014, respectively;

•	an increase of $98 million from strong retail gasoline and diesel margins; partially offset by

•	a decrease of $10 million due to unfavorable results in non-retail margins; and

•	unfavorable impacts of $179 million related to non-cash inventory valuation adjustments.
Segment Adjusted EBITDA for the retail marketing segment also reflected an increase in operating expenses and in selling, general and administrative expenses primarily due to the recent acquisitions mentioned above.
All Other

	Three Months Ended December 31,
	2014	2013	Change
Revenue	$512	$725	$(213)
Cost of products sold	504	693	(189)
Gross margin	8	32	(24)
Unrealized gains on commodity risk management activities	(12)	(4)	(8)
Operating expenses, excluding non-cash compensation expense	(3)	(9)	6
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(35)	24
Adjusted EBITDA related to discontinued operations	—	1	(1)
Adjusted EBITDA related to unconsolidated affiliates	40	57	(17)
Other	18	7	11
Elimination	(1)	—	(1)
Segment Adjusted EBITDA	$39	$49	$(10)

Distributions from unconsolidated affiliates	$15	$34	$(19)
Amounts reflected in our all other segment primarily include:

•	our natural gas marketing and compression operations;

•	an approximate 33% non-operating interest in PES, a refining joint venture;

•
our investment in Regency common and Class F units, which were received by Southern Union (now Panhandle) in exchange for the contribution of its interest in Southern Union Gathering Company, LLC to Regency on April 30, 2013; and

•	our investment in AmeriGas until August 2014.
Segment Adjusted EBITDA decreased primarily due lower earnings from our investment in AmeriGas partially offset by higher management fees, as further discussed below, and higher earnings from our investment in PES.
In connection with the Lake Charles LNG Transaction, ETP agreed to continue to provide management services for ETE through 2015 in relation to both Lake Charles LNG’s regasification facility and the development of a liquefaction project at Lake Charles LNG’s facility, for which ETE has agreed to pay incremental management fees to ETP of $75 million per year for the years ending December 31, 2014 and 2015. These fees were reflected in “Other” in the “All other” segment and for the three months ended December 31, 2014 were reflected as an offset to operating expenses of $6 million and selling, general and administrative expenses of $13 million in the consolidated statements of operations.
The decrease in cash distributions from unconsolidated affiliates was primarily due to a decrease of $19 million in cash distribution from our ownership in AmeriGas as a result of selling our interests in AmeriGas during 2014.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(Tabular amounts in millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) during the year ended December 31, 2014:

	Growth	Maintenance	Total
Direct(1):
Midstream	$652	$15	$667
Liquids transportation and services(2)	406	21	427
Interstate transportation and storage	301	110	411
Intrastate transportation and storage	133	36	169
Retail marketing(3)	104	73	177
All other (including eliminations)	28	7	35
Total direct capital expenditures	1,624	262	1,886
Indirect(1):
Investment in Sunoco Logistics	2,434	76	2,510
Investment in Sunoco LP	77	5	82
Total indirect capital expenditures	2,511	81	2,592
Total capital expenditures	$4,135	$343	$4,478

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiaries; all other capital expenditures are reflected as direct capital expenditures.

(2)	Includes 100% of Lone Star’s capital expenditures, a portion of which are funded through capital contributions from Regency related to its 30% interest in Lone Star.

(3)
The retail marketing segment includes the investment in Sunoco LP, as well as ETP’s wholly-owned retail marketing operations. Capital expenditures incurred by Susser and Sunoco LP are reflected beginning on the acquisition date of August 29, 2014 and are broken out between direct and indirect amounts. Capital expenditures by Sunoco LP are reflected as indirect because Sunoco LP is a publicly traded subsidiary.

We currently expect capital expenditures for the full year 2015 to be within the following ranges:

	Growth		Maintenance
	Low	High	Low	High
Direct(1):
Midstream	$550	$650	$10	$15
Liquids transportation and services(2)(3)	2,500	2,600	20	25
Interstate transportation and storage(3)	1,000	1,100	125	130
Intrastate transportation and storage	30	40	30	35
Retail marketing(4)	185	235	80	100
All other (including eliminations)	20	25	10	20
Total direct capital expenditures	4,285	4,650	275	325
Indirect(1):
Investment in Sunoco Logistics	1,800	2,200	70	90
Investment in Sunoco LP(4)	165	215	15	25
Total indirect capital expenditures	1,965	2,415	85	115
Total projected capital expenditures	$6,250	$7,065	$360	$440

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiaries; all other capital expenditures are reflected as direct capital expenditures.

(2)	Includes 100% of Lone Star’s capital expenditures. We expect to receive capital contributions from Regency related to its 30% interest in Lone Star of between $350 million and $400 million.

(3)	Includes capital expenditures related to our proportionate ownership of the Bakken and Rover pipeline projects.

(4)
The retail marketing segment includes the investment in Sunoco LP, as well as ETP’s wholly-owned retail marketing operations. Capital expenditures by Sunoco LP are reflected as indirect because Sunoco LP is a publicly traded subsidiary.

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended December 31,
	2014	2013	Change
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$20	$21	$(1)
FEP	14	14	—
Regency	(19)	(2)	(17)
PES	10	(28)	38
AmeriGas	(2)	26	(28)
Other	6	4	2
Total equity in earnings of unconsolidated affiliates	$29	$35	$(6)

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$72	$70	$2
FEP	19	18	1
Regency	22	24	(2)
PES	17	(21)	38
AmeriGas	—	53	(53)
Other	15	11	4
Total Adjusted EBITDA related to unconsolidated affiliates	$145	$155	$(10)

Distributions received from unconsolidated affiliates:
Citrus	$42	$65	$(23)
FEP	19	18	1
Regency	16	15	1
AmeriGas	—	19	(19)
Other	7	6	1
Total distributions received from unconsolidated affiliates	$84	$123	$(39)